UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2024

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	000-56617	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 521-9148

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On October 24, 2024, the Board of Directors of White River Energy Corp (the “Company”) approved the grant of royalties on any future sales of federal income tax credits originally issued to one or more Native American tribes (“Tax Credits”) as follows: (i) to each of Randy May, the Company’s Chief Executive Officer and a director, and Jay Puchir, the Company’s Chief Financial Officer and a director, a royalty of 2% of the gross proceeds from any such sales of Tax Credits, and (ii) to each of the Company’s non-employee directors, comprised of James Cahill, Danny Hames, and Greg Landis, a royalty of 0.33% of the gross proceeds from any such sales of Tax Credits. Each of Messrs. May and Puchir were previously entitled to royalties of 1% of the gross proceeds from sales of Tax Credits.

Item 8.01 Other Information.

On October 24, 2024, the Board of Directors of the Company approved a transaction with Sky3D, LLC (“Sky3D”), an entity controlled by Randy May, the Company’s Chief Executive Officer and a director, pursuant to which the Company will purchase from Sky3D leases and rights held by Sky3D in a total of 4,500 acres from three mineral leases for a total purchase price of $23.5 million, approximately $5.6 million of which will be used by Sky3D to pay the Company for outstanding joint interest billing receivables for drilling costs on existing wells, resulting in a net cash impact to the Company of approximately $17.9 million. Mr. May abstained from voting on the foregoing matter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: October 28, 2024	By:	/s/ Jay Puchir
	Name:	Jay Puchir
	Title:	Chief Financial Officer

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